Exhibit 99.1

Nelda Connors Appointed to Otis Worldwide Board of Directors

FARMINGTON, Conn., Oct. 24, 2022 – Otis Worldwide (NYSE: OTIS), the world’s leading company for elevator and escalator manufacturing, installation and service, has appointed Nelda Connors to its Board of Directors, effective October 28, 2022.

“We are pleased to welcome Nelda to the Otis Worldwide Board of Directors,” said Judy Marks, Otis Chair, CEO & President. “Nelda’s leadership experience and expertise, especially in industrial and technology sectors, make her a valuable addition to our Board. I look forward to working with Nelda as we build a taller, faster, smarter world.”

Connors has held executive and management roles in diversified industrial and automotive sectors, including President and Chief Executive Officer of Atkore International Inc., formerly the Electrical and Metal Products division of Tyco International, and Vice President at Eaton Corporation, where she held several positions in operations, continuous improvement and general management.

Connors currently serves as the CEO of Pine Grove Holdings, a woman- and minority-owned, privately held investment company she founded that acquires and operates small-to-middle market businesses primarily focused in power generation, software as a service, advanced material and specialty logistics and transportation.

“It’s an honor to join Otis, a world-renowned company that touches the lives of billions every day,” said Connors. “I look forward to working with the Board to oversee Otis’ long-term strategy and help the company deliver value for all stakeholders.”

Connors currently also serves on the Boards of Directors for Boston Scientific, Baker Hughes and Zebra Technologies. She earned bachelor’s and master’s degrees in mechanical engineering from the University of Dayton.

She has been named to the Forbes 50 over 50 for Investment, Inc.’s Most Influential Corporate Directors, Savoy’s Power 300 Most Influential Black Corporate Directors and Black Enterprise’s Top 75 Powerful Women in Business.

With the addition of Connors, the Otis Board now has 10 directors. She will join the Board’s Audit and Compensation Committees.

Otis values diversity across multiple dimensions in its workplace – including gender, race, ethnicity, sexual orientation, background, perspective and experience – and similarly its Board seeks candidates who enhance Board diversity. With Connors, six of the 10 members of the Board are women, racially/ethnically diverse or both.

To learn more about Otis and its Board of Directors, visit www.otis.com.

About Otis
Otis is the world’s leading elevator and escalator manufacturing, installation and service company. We move 2 billion people a day and maintain more than 2.1 million customer units worldwide, the industry’s largest Service portfolio. Headquartered in Connecticut, USA, Otis is 68,000 people strong, including 41,000 field professionals, all committed to meeting the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram, Facebook and Twitter @OtisElevatorCo.